EXHIBIT 23









                       INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Kestrel Energy, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-63171, 333-45587, 333-51875 and 333-74101) on Form S-8
and the registration statements (Nos. 33-89716, 333-27769 and 333-87473) on Form S-3 of Kestrel Energy, Inc. our report dated September 10, 1999, relating to the consolidated balance sheets of Kestrel Energy, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 Annual Report on Form 10-K of Kestrel Energy, Inc.


KPMG LLP


Denver, Colorado
September 29, 1999